UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 7, 2009

Home BancShares, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (501) 328-4770

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported, Home BancShares, Inc. (the “Company”) and its subsidiary bank, Centennial Bank (the “Bank”), entered into an Underwriting Agreement, dated September 15, 2009 (the “Underwriting Agreement”), between the Company and the Bank, on one hand, and Stephens Inc. and RBC Capital Markets Corporation, as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”), providing for, among other things, the issuance and sale by the Company to the Underwriters of 4,950,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”).  The offering was completed on September 21, 2009.  On October 2, 2009, the Underwriters exercised the over-allotment option granted under the Underwriting Agreement for the full additional 742,500 shares of the Company’s Common Stock subject to that option (the “Option Shares”) at a price of $19.85 per share, less underwriting discounts and commissions.  The sale of the Option Shares was completed on October 7, 2009, resulting in net proceeds to the Company, after underwriting discounts, commissions and expenses, of approximately $14.0 million.

Exhibits 5.1 and 23.1 with respect to the issuance of the Option Shares, which are attached to this Current Report on Form 8-K, are incorporated by reference in their entirety into the Company’s Registration Statement on Form S-3 (File No. 333-161198) filed with the U.S. Securities and Exchange Commission on August 10, 2009.

A copy of the related press release, dated October 7, 2009, announcing the closing of the sale of the Option Shares, is included herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
5.1	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.
23.1	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1)
99.1	Press Release dated October 7, 2009

SIGNATURE:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc. ____________________________________________ (Registrant)
October 7, 2009 ____________________________________________ (Date)	/s/ Randy Mayor ____________________________________________ Randy Mayor Chief Financial Officer